UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005

Venture Financial Group, Inc.
(Exact Name of Registrant as specified in its charter)

Washington	0-24024	91 - 1277503
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

721 College Street SE
PO Box 3800
Lacey, Washington 98503
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-459-1100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.02 Results of Operations and Financial Condition.

               On February 1, 2005, Venture Financial Group, Inc. issued a press release with respect to financial results for the fourth quarter and year end 2004. A copy of the press release is attached as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99 Press Release

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)

Date:	February 2, 2005	By:	/s/ Cathy Reines
Cathy Reines, Chief Financial Officer

FOR IMMEDIATE RELEASE	Contact: Cathy Reines
Chief Financial Officer
360.459.1100

Venture Financial Group Reports Record Earnings

FOURTH QUARTER HIGHLIGHTS
·	Quarterly and year-end earnings highest in Company history
·	Return on assets 2.23%; Return on equity 23.00%
·	Loan growth continues - 18% increase for the twelve months ending December 31,
2004

Olympia, Wash., February 1, 2005 - Ken F. Parsons, Sr., CEO of Venture Financial Group, Inc. ("Venture" or the "Company"), parent company of Venture Bank, (www.venture-bank.com) today announced fourth quarter net income of $5.8 million, a 186% increase over the same period in 2003. Included in the $5.8 million is one-time income of $3.5 million net of tax related to the sale of seven branches ("the divestiture"). Excluding this income, quarterly net income of $2.3 million represents a 13% increase over the same period in 2003 and also represents the largest quarterly earnings in Company history. Diluted earnings per share were $0.86 for the quarter ended December 31, 2004 compared to $0.30 for the quarter ended December 31, 2003. Excluding the divestiture income, December 31, 2004 quarterly diluted earnings per share increased $0.04 or 13% over the December 31, 2003 quarterly diluted earnings per share of $0.30.

Net income for the twelve months ended December 31, 2004 was $11.8 million, an increase of $2.7 million or 30% compared to $9.1 million for the same period in 2003. On a diluted earnings per share basis, net income was $1.77 per share for the twelve months ended December 31, 2004 compared with $1.32 for the same period in 2003, an increase of 34%. Excluding the divestiture income recorded in 2004 and a $1.4 million gain on the sale of real estate recorded in 2003, adjusted net income for the twelve months ended December 31, 2004 was $8.3 million, an increase of $600,000 or 8% compared to adjusted net income for the same period in 2003. Diluted earnings per share for the twelve months ended December 31, 2004 and 2003, adjusted for the 2004 divestiture income and 2003 gain on sale of real estate income, was $1.27 and $1.17 respectively, also an increase of 9%.

For the period ending December 31, 2004, total loans increased $66 million or 18% to $429 million from $363 million at December 31, 2003. Securities available for sale decreased $11 million or 13% to $74 million from $85 million at December 31, 2003. This decrease is due largely to principal paydowns on mortgage backed securities.

Demand deposits, interest-bearing demand deposits and certificates of deposit decreased 11%, 17% and 13% respectively for the period ending December 31, 2004. This decrease is directly attributable to the branch divestiture. Excluding the sale of these deposits, demand deposits, interest-bearing demand deposits, and certificates of deposit increased 7%, 10%, and 20% respectively or $4.8 million, $13.8 million and $17.6 million respectively during the year.

The $88.0 million in deposits sold was replaced with short-term borrowings which increased $80.6 million due to the branch divestiture.

"As evidenced by our record quarterly and annual financial results, we believe our strong brand continues to have a positive impact on our ability to grow the Company," said Jon M. Jones, President. "Our team looks forward to 2005 and the continued expansion of the Venture Bank brand."

Operating Results

Net interest income
Net interest income for the fourth quarter of 2004 increased 10.2% to $6.5 million, from $5.9 million for the same period in 2003. This increase is due to larger loan volumes partially offset by growth in interest expense due to the increase in short term borrowings.

Net interest income for the twelve months ending December 31, 2004 and 2003 was $25 million. The Bank discontinued Alabama small loan originations in 2003 and accordingly, loan interest income for the twelve months ending December 31, 2003 included $1.5 million in small loan income not included in 2004. Excluding Alabama small loan income from the 2003 numbers, net interest income year-over-year increased $1.5 million or 6.1% . This increase can be attributed to the following factors. Investment income increased $1 million due to $50 million in investments purchased during the last four months of 2003. Loan interest income increased $1 million due to increased loan volumes. Finally, the increase in interest income was offset by a $500,000 increase in interest expense due primarily to increased borrowings.

Non-interest income
Non-interest income increased by $5.3 million or 221% to a total of $7.7 million for the quarter ending December 31, 2004 compared to $2.4 million for the same quarter in 2003. Non-interest income in 2004 includes one time income of $5.4 million from the branch divestiture. Excluding the one time income from the 2004 numbers, non-interest income quarter-over-quarter was consistent.

The twelve months ending December 31, 2004 reflects an increase in non-interest income of $1 million or 8% compared to the previous year. As previously mentioned, 2004 numbers include one time income related to the branch divestiture of $5.4 million, and 2003 includes one time income on the sale of real estate of $2.1 million. Excluding onetime income numbers from both 2004 and 2003 non-interest income decreased $2.3 million. This decrease is due to $1.3 million of fees related to discontinued small loan originations in Alabama recorded in 2003 compared to none in 2004 and a $2.0 million decrease in fees on mortgage loans sold year-over-year. This decrease was offset by an increase in service charges, additional gross revenue generated by Venture Wealth Management, a subsidiary of Venture Bank, and income on the sale of premises and equipment.

"Given the reduction in these sources of non-interest income from the previous year, Management is pleased with the income growth generated from our core banking operations and we are excited about how this positions us for the future," said Jones.

Non-interest expense
Non-interest expense increased by $773,000 or 15.7% for the three months ended December 31, 2004 compared to the three months ended December 31, 2003. The fourth quarter increase is attributed to several uncommon events including a $328,000 write down of other real estate owned and an increase in salary continuation benefit expense due to the death of one of the Company's senior officers. The increased salary continuation benefit expense was offset entirely by non-interest income recorded related to a life insurance policy. Increased other expenses were offset by a $558,000 decrease in salary and benefit expense resulting from the reduction in mortgage commissions and a reduction in salary expense associated with the branch divestiture.

Non-interest expense for the twelve months ending December 31, 2004 decreased $1.1 million or 5.0% compared to the same period in 2003. This reduction is due to a decrease in salary and benefit expense of $1.3 million resulting from the reduction in mortgage commissions and a reduction in salary expense associated with the branch divestiture.

Nonperforming Assets
Nonperforming assets as a percentage of total assets were 1.05% and 0.82% as of December 31, 2004 and 2003 respectively. Nonperforming loans as a percentage of total loans was 1.18% and 0.60% as of December 31, 2004 and 2003 respectively. The increase in 2004 is primarily due to one commercial property loan that became non-performing at the end of 2004; Management continues to monitor this loan closely. Credit quality continues to be a focus of the Company.

Sale of Seven Branches
The Company sold seven of its branches on October 8, 2004. Of the seven branches, one was in Thurston County, two were in Lewis County and four were in Grays Harbor County. Deposits transferred totaled $88 million. The Company retained all loans originated through the seven branches. The Company realized a $3.5 million gain net of tax and previously recorded goodwill with respect to such branches.

"The sale of these branches was a strategic move and allows the Company to reallocate its resources to more populated and growing areas. We have moved forward with this strategy with the opening of our Kent Financial Center in December 2004 and our anticipated opening of our Lakewood Financial Center in July 2005," said Parsons. "We continue to seek other opportunities that compliment our strategic focus," Parsons continued.

Venture Financial Group, through its wholly owned subsidiary, Venture Bank has 14 financial centers in three western Washington Counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and wealth management services through its wholly-owned subsidiary Venture Wealth Management. Further information about the Bank may be found on the Internet at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in each company's filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether the Company will open its Lakewood Financial Center in July 2005.

VENTURE FINANCIAL GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts; unaudited)

	December 31	December 31
	2004	2003
Assets
Cash and due from banks	$ 13,796	$ 19,048
Interest bearing deposits in banks	65	213
Federal funds sold	0	5,530
Securities available for sale, at fair value	73,880	84,878
Securities held to maturity, at amortized cost	0	505
FHLB Stock	3,930	1,156
Loans held for sale	3,118	4,138
Loans	429,523	363,493
Allowance for credit losses	7,189	7,589

Net loans	422,334	355,904

Premises and equipment	11,729	12,112
Foreclosed real estate	718	1,996
Accrued interest receivable	2,084	1,824
Cash value of life insurance	13,431	13,113
Intangible assets	9,487	11,597
Other assets	1,644	1,886

Total assets	$ 556,216	$ 513,900

Liabilities
Deposits:
Demand	$ 72,250	$ 81,344
Savings and interest bearing demand	151,153	182,545
Time deposits	103,318	118,334

Total deposits	326,721	382,223
Federal funds purchased	5,575	0
Short term borrowing	123,128	34,394
Long term debt	34,589	42,000
Accrued interest payable	620	174
Other liabilities	7,743	6,436

Total liabilities	498,376	465,227
Stockholders' Equity
Common stock, (no par value); 10,000,000 shares authorized,	23,891	25,289
shares issued and outstanding: December 2004 - 6,527,507
December 2003 - 6,474,245;
Retained earnings	33,706	23,254
Accumulated other comprehensive income	243	130
Total stockholders' equity	57,840	48,673

Total liabilities and stockholders' equity	$ 556,216	$513,900

Other Data
Nonperforming assets to total assets	1.05%	.82%
Nonperforming loans to loans	1.18%	.60%
Allowance for credit losses to loans	1.66%	2.06%
Allowance for credit losses to nonperforming loans	141.35%	344.02%

Equity to Assets	10.40%	9.47%
Net interest margin	5.52%	6.13%

VENTURE FINANCIAL GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Twelve months ended
	December 31		December 31
	2004	2003	2004	2003
Interest Income
Loans	$7,813	$6,553	$28,608	$29,168
Federal funds sold and deposits in banks	2	8	24	68
Investments	730	876	3,196	2,120
Total interest income	8,545	7,437	31,828	31,356

Interest Expense
Deposits	983	1,046	4,063	4,591
Federal funds purchased	27	0	29	0
Other	1,015	445	2,602	1,575
Total interest expense	2,025	1,491	6,694	6,166

Net interest income	6,520	5,946	25,134	25,190

Provision for credit losses	(330)	476	227	2,329
Net interest income after provision
for credit losses	6,850	5,470	24,907	22,861

Non-interest income
Service charges on deposit accounts	796	881	3,803	3,668
Origination fees on mortgage loans sold	390	612	1,325	3,380
Other operating income	6,493	897	8,441	5,512
Total non-interest income	7,679	2,390	13,569	12,560

Non-interest expense
Salaries and employee benefits	2,051	2,609	10,675	12,018
Occupancy and equipment	858	843	3,461	3,374
Other expense	2,778	1,462	6,942	6,800
Total non-interest expense	5,687	4,914	21,078	22,192

Operating income before income taxes	8,842	2,946	17,398	13,229

Provision for income taxes	3,050	921	5,621	4,173

Net income	$5,792	$2,025	$11,777	$9,056

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
arising during the period	(167)	(107)	113	(403)

Comprehensive Income	$5,625	$1,918	$11,890	$8,653

Earnings per Share Data
Basic earnings per share	$ 0.89	$ 0.31	$ 1.82	$ 1.38
Diluted earnings per share	$ 0.86	$ 0.30	$ 1.77	$ 1.32
Dividends declared per share	$ 0.06	$ 0.05	$ 0.20	$ 0.16

Weighted average number of common shares	6,535,843	6,507,675	6,487,613	6,560,403
Weighted average number of common shares,
Including dilutive stock options	6,709,548	6,815,907	6,653,932	6,855,342

Performance Ratios
Return on average assets (annualized)	4.21%	1.59%	2.23%	1.88%
Return on average equity (annualized)	41.48%	16.75%	22.99%	19.39%
Return on average assets (annualized without gains)	1.63%	1.59%	1.56%	1.59%
Return on average equity (annualized without gains)	17.15%	16.75%	16.32%	16.55%